Exhibit 10.24

NFL PLAYER CONTRACT

THIS CONTRACT is between                                          JACK MEWHORT                                    ,  hereinafter “Player,” and                                                                 Indianapolis Colts, Inc.                                                                                 , a                                        Delaware                                                        corporation hereinafter “Club,” operating under the name of the                                     Indianapolis Colts                                          as a member of the National Football League, hereinafter “League.” In consideration of the promises made by each to the other, Player and Club agree as follows:

1.TERM. This contract covers     4     football season(s), and will begin on the date of execution or March 1,     2014     , whichever is later, and end on February 28 or 29,    2018    , unless extended, terminated, or renewed as specified elsewhere in this contract.

2.EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment. He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game. Player will report promptly for and participate fully in Club’s official mandatory minicamp(s), official preseason training camp, all Club meetings and practice sessions, and all preseason, regular season and postseason football games scheduled for or by Club. If invited, Player will practice for and play in any all-star football game sponsored by the League. Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3.OTHER ACTIVITIES. Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury. Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages. Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4.PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.

(a)Player hereby grants to Club and the League, separately and together, the right and authority to use, and to authorize others to use solely as described below, his name, nickname, initials, likeness, image, picture, photograph, animation, persona, autograph/signature (including facsimiles thereof), voice, biographical information and/or any and all other identifying characteristics (collectively, “Publicity Rights”), for any and all uses or purposes that publicize and promote NFL Football, the League or any of its member clubs in any way in any and all media or formats, whether analog, digital or other, now known or hereafter developed, including, but not limited to, print, tape, disc, computer file, radio, television, motion pictures, other audio-visual and audio works, Internet, broadband platforms, mobile platforms, applications, and other distribution platforms. Without limiting the foregoing, this grant includes the right to use Player’s Publicity Rights for the purpose of publicizing and promoting the following aspects of NFL Football, the League and/or any of its member clubs: brands, games, ticket sales, game broadcasts and telecasts, programming focused on the NFL, one or more NFL clubs and/or their games and events (e.g., coaches shows, highlight based shows such as Inside the NFL, behind-the-scenes programming such as Hard Knocks), other NFL-related media offerings (e.g., branded content segments featuring NFL game footage and other programming enhancements), media distribution platforms (e.g., NFL.com, NFL Mobile, NFL Network), official events (e.g., NFL Kickoff, NFL Draft), officially sanctioned awards programs (e.g., Rookie of the Year), and public service or community oriented initiatives (e.g., Play60). For purposes of clarity, the foregoing grant of rights includes the right and authority to use, and to authorize affiliates or business partners to use, after the term of this Agreement any Publicity Rights fixed in a tangible medium (e.g., filmed, photographed, recorded or otherwise captured) during the term of this Agreement solely for the purposes described herein. Notwithstanding anything to the contrary, the foregoing grant does not confer, during or after the term of this Agreement, any right or authority to use Player’s Publicity Rights in a manner that constitutes any endorsement by Player of a third-party brand, product or service (“Endorsement”). For purposes of clarity, and without limitation, it shall not be an Endorsement for Club or the League to use, or authorize others to use, including, without limitation, in third party advertising and promotional materials, footage and photographs of Player’s participation in NFL games or other NFL events that does not unduly focus on, feature, or highlight, Player in a manner that leads the reasonable consumer to believe that Player is a spokesperson for, or promoter of, a third-party commercial product or service.

Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League.

Player and National Football League Players Association, including any of its affiliates (“NFLPA”) do not and will not contest during or after the term of this agreement, and this hereby confirms their acknowledgment of, the exclusive rights of the League, Club and any NFL member club (i) to telecast, broadcast, or otherwise distribute, transmit or perform, on a live, delayed, or archived basis, in any and all media now known or hereafter developed, any NFL games or any excerpts thereof and (ii) to produce, license, offer for sale, sell, market, or otherwise distribute or perform (or authorize a third party to do any of the foregoing), on a live, delayed, or archived basis, any NFL games or any excerpts thereof, in any and all media now known or hereafter developed, including, but not limited to, packaged or other electronic or digital media.

Nothing herein shall be construed to grant any Publicity Rights for use in licensed consumer products, whether traditional or digital (e.g., video games, trading cards, apparel), other than such products that constitute programming (as described herein) or news and information offerings regardless of medium (e.g., DVDs, digital highlight offerings).

(b)Player hereby assigns the NFLPA and its licensing affiliates, if any, the exclusive and unlimited right to use, license and sublicense the right to use his name, nickname, initials, autograph/signature (including facsimiles), voice, picture, photograph, animation, image, likeness, persona, jersey number, statistics, data, copyrights, biographical information and/or other personal indicia (individually and collectively, “Rights”) for use in connection with any product, brand, service, appearance, product line or other commercial use and any sponsorship, endorsement or promotion thereof, when more than five (5) NFL player Rights are involved, regardless of team affiliation and whether that number is reached using player Rights simultaneously or individually, in any form, media, or medium (now known or hereafter developed) during a consecutive 12-month period (a “group licensing program”). For sponsorships, endorsements, and promotions, group licensing programs are further defined as those: (a) in any one product category, as defined by industry standards; or (b) in different categories if the products all use similar or derivative design or artwork, or one player product is used to promote another player product.

The Rights may also be used for the promotion of the NFLPA, its affiliated entities and/or its designees (the “NFLPA Entities”), provided such promotion does not constitute an endorsement by Player of a commercial product not a part of a group licensing program. Player agrees to participate, upon request of the NFLPA and without additional compensation, in reasonable activities to promote the NFLPA Entities, which shall include (i) up to three (3) personal appearances per year or (ii) up to fifteen (15) minutes per week dedicated to promoting the NFLPA Entities. Player retains the right to grant permission to others to utilize his Rights if that individual or entity is not concurrently utilizing the Rights of five (5) or more other NFL players for any commercial purpose whatsoever. If Player’s inclusion in an NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with immediate written notice of that preclusion, the NFLPA agrees to exclude Player from that particular program. Should Player fail to perform any of his obligations hereunder, the NFLPA may withhold payments owed to Player, if any, in connection with this Group Licensing Assignment.

In consideration for this assignment of rights, the NFLPA agrees to use the revenues it receives from group licensing programs to support the objectives as set forth in the Bylaws of the NFLPA and as otherwise determined by the NFLPA Board. The NFLPA further agrees to use reasonable efforts to promote the use of NFL player Rights in group licensing programs, to provide group licensing opportunities to all NFL players, and to monitor and police unauthorized third-party use of the Rights. The NFLPA makes no representations regarding group licensing other than those expressed herein. This agreement shall be construed under Virginia law.

The assignment in this paragraph shall expire on December 31 of the latter of (i) the third year following the execution of this contract, or (ii) the year after this contract expires, and may not be revoked, terminated or otherwise assigned in any manner by Player until such date. Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA. Nothing in Paragraph 4b shall be construed or deemed to modify in any way the rights set forth in Paragraph 4a, and the fact that Paragraph 4b (or any of the terms thereof) appears in the Player Contract shall not be referred to, relied upon, or otherwise cited by Player and/or the NFLPA or any of its affiliates in any dispute or legal proceeding as evidence that the NFL, any NFL entity, any Club or Club Affiliate, or any licensee of any of the foregoing has consented, agreed, acknowledged, or does not contest the applicability or interpretation of Paragraph 4b.

5.COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$ 420,000 /*n/a for the 2014 season;

$ 582,445 /*n/a for the 2015 season;

$ 744.890 /*n/a for the 2016 season;

$ 907,335 /*n/a for the 2017 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

$ n/a /*n/a for the 20 season;

(* - designates the compensation Club will pay player if the player is not on Club’s Active/Inactive List)

In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during preseason training and in connection with playing preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to and from preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract. (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6.PAYMENT. Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or biweekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season. Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or biweekly portions of his yearly salary becoming due and payable after he is activated. Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi weekly portions of his yearly salary having become due and payable up to the time of termination.

7.DEDUCTIONS. Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8.PHYSICAL CONDITION. Player represents to Club that he is and will maintain himself in excellent physical condition. Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition. If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9.INJURY. Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury. If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10.WORKERS’ COMPENSATION. Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11.SKILL, PERFORMANCE AND CONDUCT. Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits. If at any time, in the sole judgment of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract. In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

12.TERMINATION. The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law. Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract. If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13.INJURY GRIEVANCE. Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following Injury Grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice. If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14.RULES. Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract. Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15.INTEGRITY OF GAME. Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players, Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16.EXTENSION. Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football. During the period this contract is tolled, Player will not be entitled to any compensation or benefits. On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled. The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17.ASSIGNMENT. Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League. Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract. The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18.FILING. This contract will be valid and binding upon Player and Club immediately upon execution. A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution. The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence. Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties cither of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision. On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

19.DISPUTES. During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of the NFL collective bargaining agreement or this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20.NOTICE. Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21.OTHER AGREEMENTS. This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally. Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them. The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22.LAW. This contract is made under and shall be governed by the laws of the State of Indiana                           .

23.WAIVER AND RELEASE, Player waives and releases: (i) any claims relating to the 2011 lockout; (ii) any antitrust claims relating to the Draft, restrictions on free agency, franchise player designations, transition player designations, the Entering Player Pool, the Rookie Compensation Pool, or any other term or condition of employment relating to conduct engaged in prior to the date of this Agreement; and (iii) any claims relating to conduct engaged in pursuant to the express terms of any collective bargaining agreement during the term of any such agreement. This waiver and release also extends to any conduct engaged in pursuant to the express terms of the Stipulation and Settlement Agreement in White.  This waiver and release does not waive any rights player may have to commence a grievance under the 2006 CBA or to commence a grievance or other arbitration under the 2011 CBA.

24.OTHER PROVISIONS.

(a)Each of the undersigned hereby confirms that (i) this contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether express or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter,

(b)Each of the undersigned further confirms that, except as separately set forth in any attachment submitted herewith consistent with the Collective Bargaining Agreement, the .pdf NFL Player Contract Form as set forth herein has not been modified from the form officially authorized for use by the NFL and the NFLPA.

(c)Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the collective bargaining agreement dated August 4, 2011, including but not limited to the Rookie Compensation Pool and Salary Cap provisions; however, any conduct permitted by that Agreement shall not be considered a violation of this confirmation.

(d)PERFORMANCE-BASED PAY. Player’s attention is called to the fact that he may be entitled to Performance-Based Pay in accordance with the procedures outlined in Article 28, and that his eligibility for such pay is based on a formula that takes into account his playtime percentage and compensation.

25.SPECIAL PROVISIONS.

See Addendum

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

/s/ JACK MEWHORT	/s/ MICHAEL BLUEM
PLAYER SIGNATURE	CLUB EXECUTIVE SIGNATURE

Michael Bluem
PLAYER PRINT	CLUB EXECUTIVE PRINT

Indianapolis Colts
PLAYER HOME ADDRESS	CLUB NAME

7001 West 56th Street
CLUB ADDRESS

Indianapolis, IN 46254
TELEPHONE NUMBER

05/16/2014	05/16/2014
DATE	DATE

/s/ Michael McCartney
PLAYER’S AGENT SIGNATURE

PLAYER’S AGENT PRINT

ADDRESS

TELEPHONE NUMBER

05/16/2014
DATE

Copy Distribution:Management Council (Original Signature)

Player, Member Club (Photocopy)

League Office, NFLPA, Player Agent (Electronic Mail)

ADDENDUM TO NFL PLAYER CONTRACT BETWEEN JACK MEWHORT (“PLAYER”) AND INDIANAPOLIS COLTS (“CLUB”) 2014-2017 LEAGUE YEARS

26.GENERAL CONTRACT LANGUAGE

26.1DEDUCTIONS. Player hereby expressly authorizes Club to deduct and set off from his wages, salaries, and bonuses all or any part of any sums owed by Player to Club and to execute any further documentation upon request by Club to facilitate such repayment.

26.2INCENTIVE CLAUSES – GENERAL PROVISIONS.

A.As used herein: “regular season” or “Regular Season” means the NFL regularly scheduled league season (not preseason or post-season).

B.Unless otherwise specifically provided in this contract, any incentive, bonus, or contingency earned in connection with a particular regular season will be paid, less usual and customary withholdings and deductions, on or about the fourteenth (14th) day after the Super Bowl following that regular season.

C.No part of any incentive, bonus or contingency will be deemed part of Player’s salary.

26.3NON-CLUB ACTIVITY PROHIBITION. Club has the sole and absolute right to Player’s exclusive services with respect to any and all athletic or athletically related events, contests, shows or exhibitions (including those conducted or sponsored by NFL Properties) throughout the complete term of this contract or contracts, and that any violation of the above will constitute a material breach of this NFL Player Contract and the addenda thereto.

Player will not participate in any event, show, contest or exhibition involving any athletic activity, skill or physical exertion whatsoever, including, but not limited to, any events, shows, contests, or exhibitions conducted or promoted by the National Football League, NFL Properties LLC, NFL Enterprises LLC, NFL Products LLC, or the NFL Network, without the express prior written consent of both the Owner/C.E.O. and General Manager of the foregoing Club.

26.4CONFIDENTIALITY. Neither Player nor any of his representatives will disclose the terms or conditions of this contract to any third party, including the media. Club will disclose only required components of the contract to the National Football League and NFL Players’ Association. Moreover, neither Player nor any of his representatives will disclose any information treated as confidential by Club to any third party, including the media, or make any public comment or engage in any activity that disparages, ridicules, or otherwise is derogatory with respect to Club.

26.5OTHER LEAGUES OR CLUBS. Player hereby represents and warrants that he is not under contract to any other professional football league, or any other professional football club, and is free to negotiate and sign this agreement. He further specifically acknowledges that Club is relying on this representation and warranty in entering into this agreement, and that any inaccuracy in the representation and warranty shall be a material breach of this NFL Player Contract.

26.6NON-TAMPERING. During the term of this NFL Player Contract, neither Player nor his representatives will discuss with, solicit offers from, negotiate with, or enter into any agreement with any professional football team other than Club to perform football-related services. This prohibition applies to all discussions, offers, contracts, or negotiations regardless of whether the prospective services are to be performed by Player after the expiration of this NFL Player Contract.

/sz
	Player:	/s/ JM	Club:	/s/ MB

ADDENDUM TO NFL PLAYER CONTRACT BETWEEN JACK MEWHORT (“PLAYER”) AND INDIANAPOLIS COLTS (“CLUB”) 2014-2017 LEAGUE YEARS

26.7PROMOTIONAL AND CHARITABLE COMMITMENTS. In accordance with Article 7, Section 3(b)(iv) of the Collective Bargaining Agreement, dated August 4, 2011, Player will make up to five (5) public appearances per contract year for the Club. If Player is to be compensated for any such appearance, Club will do so at the prevailing commercial rate for Player’s services not to exceed $5,000.00 per appearance. Club assumes all reasonable travel or out of town expenses incurred by Player for such appearances. Player grants Club the full and non-exclusive right to use Player’s likeness and voice, in any format, in connection with Club’s promotional and informational activities. Player specifically acknowledges and agrees that: (i) he will not object to any such use by Club under any circumstances; and (ii) Player does not have the right to grant any such rights to any third parties without the prior written permission of Club in each and every case. Club may not authorize the commercial use by third parties (other than Club’s football-related affiliate entities) of Player’s likeness without Player’s written permission. Club and Player will cooperate with each other in good faith with respect to all Club audio and audiovisual media and marketing activities of any kind (including, without limitation, online and other digital media initiatives) and recognize that it is in the best interest of Player and Club for Player, where appropriate and possible, to pursue commercial, promotional, and media relationships with Club’s sponsors and partners (including, without limitation, Club’s audio and audiovisual media partners). Player will exhaust all reasonable efforts to establish relationships exclusively with such Club sponsors and partners. If, after exhausting all reasonable efforts to work exclusively with such Club sponsors and partners (to Club’s satisfaction), Player is unable to enter into a commercially reasonable relationship, then Player will have the right to establish a relationship with a like entity that is not a Club sponsor or partner. In all cases, prior to entering into a relationship with any such non-affiliated party, such Club sponsors and partners will have a reasonable opportunity to match any compensation terms offered to Player by such non-affiliated party. If any such Club sponsor or partner so matches such terms, Player will be required to work with any such sponsor or partner instead of the non-affiliated party. Player specifically acknowledges and agrees that his failure to do so will cause harm to Club. Subject to the provisions of the NFL Group Licensing Program, Player will not engage in any marketing or media activity, other than through Club, that could reasonably imply Club’s sponsorship or endorsement of such activity including, without limitation, through the use of Club’s name, logo, mark, color, uniform or other identifying symbol. This Paragraph 26.7 shall be of no effect if this NFL Player Contract is assigned through trade or the waiver system.

26.8MULTIMEDIA. Player will not, without the prior written consent of Club, appear as a regularly scheduled guest, host, or contributor with respect to any radio, television, internet, newspaper, or other media production related to professional football for any entity other than a Club-sponsored radio, internet, newspaper, or other production.

26.9INSURANCE. Club has an insurable interest in Player, and Player agrees to cooperate reasonably with Club in all matters pertaining to that interest, including taking a physical examination for insurance purposes.

26.10GOVERNING LAW. This NFL Player Contract has been negotiated and executed in the State of Indiana, and, to the extent that federal law does not preempt its subject matter, shall be governed by and enforced in accordance with the internal laws of the State of Indiana without giving effect to the principles of conflicts of law thereof. In addition, Player expressly waives any claim for the recovery of attorneys’ fees or for exemplary, consequential, punitive, liquidated, or additional damages authorized or permitted under Indiana law, including under IC 22-2. Any claim, filing, petition, or cause in any way relating to workers’  compensation rights or benefits arising out of Player’s employment with Club, including without limitation the applicability or enforceability of this clause, shall be brought solely and exclusively with the courts of Marion County, Indiana, the State of Indiana Worker’s Compensation Board or such other Indiana tribunal that has jurisdiction over the matter.

26.11SEVERABILITY. If any provision of this NFL Player Contract shall be held invalid, illegal, or unenforceable, the validity, legality or enforceability of the other provisions shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue and enforceable to the maximum extent permissible under the 2011 Collective Bargaining Agreement.

Player:	/s/ JM	Club:	/s/ MB

ADDENDUM TO NFL PLAYER CONTRACT BETWEEN JACK MEWHORT (“PLAYER”) AND INDIANAPOLIS COLTS (“CLUB”) 2014-2017 LEAGUE YEARS

26.12ENTIRE UNDERSTANDING. No term or condition of this NFL Player Contract, and no breach thereof, shall be waived, altered, or modified except by written instrument. The Contract, together with this Addendum, contains the entire agreement of the parties with respect to the matters agreed to, intended for, and provided for therein, and shall supersede any written instrument or oral agreement previously made or entered into by the parties to this contract or their representatives.

26.13PHYSICAL EXAMINATIONS. In addition to the physical examination provided in Paragraph 8 of this NFL Player Contract, Player will, upon reasonable notice, make himself available for no more than two (2) consecutive days for a complete physical examination by the Club physician for each NFL season covered by this NFL Player Contract. The physical examination is to be scheduled by the Club to take place on or about the approved date for the commencement of off-season workouts according to the 2011 Collective Bargaining Agreement. The Club shall bear all reasonable expenses related to the Player’s transportation and lodging in connection with the examination. Player’s cooperation with such examination will be subject to the same conditions and requirements as set forth in Paragraph 8.

26.14MEDICAL TREATMENT. Player shall keep Club fully apprised at all times as to the state of, and as to any changes in, his health. Consistent with Player’s rights under the 2011 Collective Bargaining Agreement, except in circumstances of bona fide emergency, Player shall not seek, undertake, or undergo any physical therapy, medical treatment, or similar procedure without first specifically informing Club’s Team Physician. In case of circumstances requiring emergency treatment, Player shall inform Club’s Team Physician of such treatment as soon as practicable.

26.15CBA COMPLIANCE. To the extent any of the terms set forth in this contract are deemed unenforceable under the 2011 Collective Bargaining Agreement, any forfeiture by Player under this agreement shall be the maximum amount permitted by the terms of this Agreement and the 2011 Collective Bargaining Agreement.

26.16TAX IMPLICATIONS. Neither Club nor any of its advisors or affiliates have any responsibility to provide Player, Player Representative, or any of Player’s advisors or affiliates with tax advice. Club does not assume any non-statutory responsibility with respect to any income, employment or other tax incurred by Player (including, without limitation, any tax incurred pursuant to Section 409A of the Internal Revenue Code).

27.SIGNING, REPORTING, AND PLAYING BONUS. As additional consideration for Player’s execution of this NFL Player Contract for the years 2014, 2015, 2016, and 2017 for Player’s reporting, practicing and playing with Club during all years of said contract without unexcused interruption or suspension, and for Player’s adherence to all provisions of said contract during its term, Club agrees to pay Player the sum of $919,128 which sum shall be paid as follows:

$506,000 within ten (10) days of execution of this NFL Player Contract; and

$413,128 on March 31, 2015.

It is expressly understood that no part of the bonus herein provided is part of any salary in the contract specified above, that said bonus will not be deemed part of any salary in the contract specified above if Club exercises any option for Player’s services in a season subsequent to the final contract year, and that such obligations of Club are not terminable if such contract is terminated via the NFL waiver system.

Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the 2011 Collective Bargaining Agreement.

Player:	/s/ JM	Club:	/s/ MB

ADDENDUM TO NFL PLAYER CONTRACT BETWEEN JACK MEWHORT (“PLAYER”) AND INDIANAPOLIS COLTS (“CLUB”) 2014-2017 LEAGUE YEARS

28.2015 PARAGRAPH 5 CONDITIONAL GUARANTEE.

28.1SKILL, INJURY AND SALARY CAP GUARANTEE. As additional consideration for the execution of this NFL Player Contract, Club agrees that despite any contrary language in this NFL Player Contract, for the 2015 Regular Season only, Club will pay Player $417,000 (“Guaranteed Sum”) of the 2015 Paragraph 5 salary set forth in the Contract, including any deferred salary applicable to the Guaranteed Sum, despite the fact that: in Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster and Player’s contract is terminated via the NFL waiver system; OR Player, due to an injury or death suffered while practicing or playing with Club is unable to pass Club’s pre-season physical examination for 2015, and Player’s contract is terminated via the NFL waiver system; OR Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign, attempts to sign, or is/are already on the roster of Club and for whom Club needs room, and Player’s contract is terminated via the NFL waiver system (“Guarantee”).

28.2GUARANTEE LIMITATION. If this NFL Player Contract is terminated and Player during the 2015 League Year has the opportunity to play for any other professional football organization, Club’s obligation hereunder will be reduced by the amount of any and all compensation, including but not limited to salary and signing, reporting and/or incentive bonuses, that are earned by Player from the other professional football organization.

No part of the Guarantee is part of any salary specified in this NFL Player Contract; the Guarantee shall not be deemed part of any salary specified in the NFL Player Contract if Club exercises any Option for Player’s services for a season subsequent to the 2015 League Year; and such obligations of Club are not terminable if this Contract is terminated via the NFL Waiver System. Notwithstanding the foregoing, if Player is in Default, then the Guarantee shall immediately be deemed null and void from its inception and in its entirety regardless of whether the Guarantee had otherwise been earned according to its term at the time of Player’s Default. In the event of any such Default, Player will be entitled to earn the specified Paragraph 5 salary on a non-guaranteed basis subject to any applicable fines and/or forfeitures. For avoidance of doubt, Player is in Default if he: (1) fails or refuses without Club’s written permission to report, practice, meaningfully participate, or play with the Club for any reason (other than due to an NFL-Football related injury or death resulting from such injury), including, but not limited to, Player’s incarceration or voluntary retirement, Player’s injury as a result of a breach of Paragraph 3 of this NFL Player Contract or as a result of his participation in hazardous activities which involve a significant risk of personal injury and are non-football in nature, including but not limited to skydiving, hang gliding, mountain climbing, auto racing, motorcycling (includes the operation of any type of motorcycle or all-terrain vehicles), scuba diving, skiing (water or snow), martial arts, boxing, or wrestling, or Player’s suspension by the NFL or Club for any reason, including but not limited to any violation of the NFL Policy and Program for Substances of Abuse, the NFL Policy on Anabolic Steroids and Related Substances or the NFL Personal Conduct Policy; or (2) otherwise materially breaches his obligations under this NFL Player Contract.

In the event Player’s contract is terminated as described above, Club shall pay Player the unpaid amounts of the Guarantee within thirty (30) days after Player’s  “separation from service” (as defined in Treas. Reg. § 1.409A-l(h)) with Club at the present value rate determined in accordance with the Discount Rate set forth in Article 26, Section 9 of the 2011 Collective Bargaining Agreement.

The maximum guarantee amount which Player may earn from this paragraph 28 is $417,000.

Player:	/s/ JM	Club:	/s/ MB

ADDENDUM TO NFL PLAYER CONTRACT BETWEEN JACK MEWHORT (“PLAYER”) AND INDIANAPOLIS COLTS (“CLUB”) 2014-2017 LEAGUE YEARS

In the event Player’s contract is terminated as described above, Club shall pay Player the unpaid amounts of the Guarantee within thirty (30) days after Player’s  “separation from service’’  (as defined in Treas. Reg. § 1.409A-1(h)) with Club at the present value rate determined in accordance with the Discount Rate set forth in Article 26, Section 9 of the 2011 Collective Bargaining Agreement.

The maximum guarantee amount which Player may earn from this Paragraph 28 is $417,000.

In witness hereof, Club and Player have executed this Addendum as of the day and year referenced herein.

Player:	Jack Mewhort	NFL Club: Indianapolis Colts, Inc.
Agent:	Michael McCartney

/s/ Jack Mewhort		/s/ Michael Bluem
Player: Signature		Club: Signature of Club Official

5/16/14		05/16/2014
Player: Date		Club: Date

/s/ Michael McCartney
Agent: Signature

05/16/2014
Agent: Date